                                                                      Exhibit 11

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                          AND COMMON EQUIVALENT SHARE
               (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                                               Year Ended December 31,
                                                              ------------------------------------------------------
                                                                  1993                 1992                 1991
                                                              ------------         ------------         ------------
Primary Earnings Per Share:

 (1)  Weighted average shares of common stock
        outstanding   . . . . . . . . . . . . . . . . . .      130,004,068          129,514,102          128,802,294

 (2)  Effect of issuance of shares from
        assumed exercise of stock options
        (treasury stock method)   . . . . . . . . . . . .            3,918                  805
                                                              ------------         ------------         ------------

 (3)  Weighted average shares   . . . . . . . . . . . . .      130,007,986          129,514,907          128,802,294
                                                              ============         ============         ============

 (4)  Net income  . . . . . . . . . . . . . . . . . . . .     $    416,036         $    434,667         $    416,754

 (5)  Primary earnings per share
        (line 4/line 3)   . . . . . . . . . . . . . . . .     $       3.20         $       3.36         $       3.24

Fully Diluted Earnings Per Share:

 (6)  Weighted average shares per computation
        on line 3 above   . . . . . . . . . . . . . . . .      130,007,986          129,514,907

 (7)  Shares applicable to options included
        on line 2 above   . . . . . . . . . . . . . . . .           (3,918)                (805)

 (8)  Dilutive effect of stock options
        (treasury stock method)(A)  . . . . . . . . . . .            7,300                3,520
                                                              ------------         ------------

 (9)  Weighted average shares   . . . . . . . . . . . . .      130,011,368          129,517,622
                                                              ============         ============

(10)  Net income  . . . . . . . . . . . . . . . . . . . .     $    416,036         $    434,667

(11)  Fully diluted earnings per share
        (line 10/line 9)(B)   . . . . . . . . . . . . . .     $       3.20         $       3.36


Notes:

(A) Based on the year-end price of $47.63 and $45.88 for 1993 and 1992, respectively.

(B) These calculations are submitted in accordance with Regulation S-K item 601(b)(11) although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it does not meet the 3% dilutive test.